EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-157613, 333-136188, 333-102425, 333-99219, 333-50524, 33-55061; Form S-4 Nos. 333-136189, 333-129871; and Form S-8 Nos. 333-158925, 333-150668, 333-133817, 333-117939, 333-117937, 333-117936, 333-117935, 333-65176, 333-43584, 333-43580, 333-94157, 333-94155, 333-70407, 333-64559, 333-25891, 333-04859, 333-09091, 33-66874, 33-48908, 33-44770, 33-29528, 33-29527) of Allergan, Inc. and in the related Prospectuses of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Allergan, Inc., and the effectiveness of internal control over financial reporting of Allergan, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Irvine, California

February 28, 2011